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                                                         EXHIBIT 3.3

                            CERTIFICATE OF AMENDMENT
                                       OF
                            ARTICLES OF INCORPORATION
                                       OF
                            SIMPLE TECHNOLOGY, INC.,
                            A CALIFORNIA CORPORATION


         Manouch Moshayedi and Mark Moshayedi hereby certify that:

                  ONE: They are the duly acting Chief Executive Officer and Secretary, respectively, of Simple Technology, Inc., a California corporation.

                  TWO: Article III of the Amended and Restated Articles of Incorporation of this corporation (the "Articles") is hereby amended by adding the following new Section after Section A:

                           "B. STOCK SPLIT. Immediately upon the filing (the
                  "Effective Time") of this Certificate of Amendment of Amended and Restated Certificate of Incorporation with the Secretary of State of the State of California, each share of Common Stock of the corporation outstanding as of the Effective Time shall be, without further action by the corporation or any of the holders thereof, split up and converted into five and seven hundredths (5.07) shares of Common Stock. Unless otherwise requested by the holders thereof, the share certificates representing the shares outstanding prior to the filing of this Certificate of Amendment of Amended and Restated Articles of Incorporation shall represent such number of new shares as split and converted following the filing hereof. Upon surrender by a holder of Common Stock of a certificate or certificates for Common Stock, duly endorsed, at the office of the corporation, the corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Common Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of new shares to which such holder shall be entitled as aforesaid."

                  THREE: The foregoing amendment of the Articles of Incorporation has been duly approved by the Board of Directors.

                  FOUR: The foregoing amendment of the Articles of Incorporation has been duly approved by the required vote of the shareholders in accordance with Section 903 of the Corporations Code. The Corporation has outstanding 6,035,706 shares of Common Stock. The number of shares voting in favor of the foregoing amendment and restatement equaled or exceeded the vote required for approval, such required vote being a majority of the outstanding shares of Common Stock.



                            [SIGNATURE PAGE FOLLOWS]


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         The undersigned further declare under penalty of perjury under the laws of the State of California that the matters set forth in this Certificate are true and correct of our own knowledge.



DATED:  August 31, 2000                     /s/ MANOUCH MOSHAYEDI
                                            --------------------------------
                                            Manouch Moshayedi
                                            Chief Executive Officer



                                            /s/ MARK MOSHAYEDI
                                            --------------------------------
                                            Mark Moshayedi
                                            Secretary


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